Exhibit 10.1

SETTLEMENT AGREEMENT

INNOVATE 2, CORP.; CONTINENTAL GENERAL INSURANCE COMPANY; and LEO CAPITAL HOLDINGS LLC,

Plaintiffs,

v.

MOTORSPORT GAMES INC. (f/k/a MOTORSPORT GAMING US LLC); MIKE ZOI; JONATHAN NEW; DMITRY KOZKO; and ALEX ROTHBERT,

Defendants.

Civil Action No. 1:21-cv-00165-SB

THIS SETTLEMENT AGREEMENT (the “Agreement”), dated January 11, 2023, is entered into by and among Continental General Insurance Company (“Plaintiff”) on the one hand and Motorsport Games Inc. (f/k/a Motorsport Games US LLC) (“Motorsport”)), Mike Zoi, Jonathan New, Dmitry Kozko, and Alex Rothbert (collectively, the “Individual Defendants,” and together with Motorsport, “Defendants”), on the other hand. The parties named in this paragraph are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, on February 8, 2021, Plaintiff, among others, filed the initial complaint in the above captioned action (the “Action”);

WHEREAS, on April 26, 2021, Plaintiff, among others, filed an amended complaint in this Action (the “Complaint”);

WHERAS, the pleadings in this action allege that Plaintiff sold shares in 704Games Company (“704Games”) in a sale that was governed by an August 18, 2020 Stock Purchase Agreement; that this sale was procured by fraudulent misstatements and omissions; that Defendants acted with fraudulent intent; that Defendants breached contractual obligations and committed other violations (listed in the pleadings); and that as a result Plaintiff suffered an injury equal to the fair value of its shares minus the price it received upon selling, among other alleged injury or measures of injury;

WHEREAS, on March 28, 2022, the Court denied Defendants’ motion to dismiss;

WHEREAS, on April 25, 2022, Motorsport filed an Answer, and asserted a counterclaim alleging, among other things, that Continental breached contractual obligations that caused Motorsport to incur damages in the form of attorneys’ fees, costs, and expenses;

WHEREAS, all Parties deny all material allegations in the pleadings in this Action and contend that they have valid defenses thereto;

WHEREAS, in order to avoid the expense, burden, and uncertainty inherent in any legal dispute, and without making admissions of any kind, the Parties have agreed to settle and compromise all claims that were asserted or could have been asserted in the pleadings;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration received to their satisfaction, the Parties hereby agree as follows:

1. Settlement Payment. Motorsport shall cause to be paid the sum of one million one hundred thousand dollars ($1,100,000) (the “Settlement Payment”) to Plaintiff. Motorsport shall pay an amount of no less than $91,667 within twelve (12) business days after the latter of the following events (“Initial Payment”): (i) the execution of this Agreement by all Parties; and (ii) delivery of an IRS Form W-9 for the IOLTA trust account of Plaintiff’s Counsel (the “IOLTA Account”). Following that Initial Payment, Motorsport shall make payments of no less than $42,013 every 30 days until the full $1,100,000 has been paid. Wiring instructions for the IOLTA Account are attached hereto as Exhibit A. For the avoidance of all doubt, the Individual Defendants shall have no payment obligation, and nothing in this Settlement Agreement shall require Individual Defendants to make any monetary payment at any time.

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2. Discontinuation of Litigation. Plaintiff shall cause its claims in this Action to be dismissed within three (3) business days after receipt of the Initial Payment. Such dismissal shall be with prejudice as to Plaintiff and, except as otherwise provided herein, without prejudice as to any person or entity not subject to this agreement. Each party shall bear its own costs and attorneys’ fees.

3. Release of Claims by Plaintiff. Effective upon dismissal of Plaintiff’s claims in this Action, and in consideration of the terms and provisions of this Agreement, Plaintiff, on behalf of itself and its respective predecessors, successors, assigns, heirs, owners, principals, members, managers, partners, general partners, limited partners, shareholders, investors, directors, officers, employees, affiliates, guardians, conservators, trusts, administrators, representatives, insurers, reinsurers, insureds, attorneys, advisors, and agents of any kind or character, in their capacities as such only (collectively, the “Plaintiff Releasors”), unconditionally release, waive, acquit, and forever discharge the Defendants and their respective predecessors, successors, assigns, spouses, heirs, owners, principals, members, managers, partners, general partners, limited partners, shareholders, investors, directors, officers, employees, affiliates, guardians, conservators, trusts, administrators, representatives, insurers, insureds, attorneys, advisors, and agents of any kind or character (collectively, the “Defendant Releasees”) from any and all claims for relief, damages, demands, suits, actions, injuries, losses, costs, expenses, and/or causes of action of any kind or character, whether at law or in equity, regardless of legal theory, whether foreseen or unforeseen, contingent or actual, liquidated or unliquidated, known or unknown, that the Plaintiff Releasors ever had, now have or can, shall or may have against the Defendant Releasees for, upon or by reason of any matter, cause, or thing from the beginning of the world to the day of this Agreement that was asserted in the Complaint or that relate in any way to the allegations, conduct, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, set forth, referred to or otherwise related, directly or indirectly, to those alleged in the Complaint, except that nothing in this Agreement shall release the Parties from the rights and obligations set forth in this Agreement.

5. Release of Claims by the Defendants. Effective upon dismissal of Plaintiff’s claims in this Action, and in consideration of the terms and provisions of this Agreement, Defendants, on behalf of themselves and all of their respective predecessors, successors, assigns, spouses, heirs, owners, principals, members, managers, partners, general partners, limited partners, shareholders, investors, directors, officers, employees, affiliates, guardians, conservators, trusts, administrators, representatives, insurers, insureds, attorneys, advisors, and agents of any kind or character (collectively, the “Defendant Releasors”), unconditionally release, waive, acquit, and forever discharge Plaintiff and its respective predecessors, successors, assigns, heirs, owners, principals, members, managers, partners, general partners, limited partners, shareholders, investors, directors, officers, employees, affiliates, guardians, conservators, trusts, administrators, representatives, attorneys, advisors, and agents of any kind or character (the “Plaintiff Releasees”) from any and all claims for relief, damages, demands, suits, actions, injuries, losses, costs, expenses, and/or causes of action of any kind or character, whether at law or in equity, regardless of legal theory, whether foreseen or unforeseen, contingent or actual, liquidated or unliquidated, known or unknown, that the Defendant Releasors ever had, now have or can, shall or may have against the Plaintiff Releasees for, upon or by reason of any matter, cause, or thing from the beginning of the world to the day of this Agreement that was asserted in response to the Complaint or that relate in any way to the allegations, conduct, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, set forth, referred to or otherwise related, directly or indirectly, to those alleged in the Complaint, except that nothing in this Agreement shall release the Parties from the rights and obligations set forth in this Agreement.

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6. No Admission of Wrongdoing. It is understood and acknowledged by the Parties that this Agreement does not constitute an admission of liability or wrongdoing on the part of any of the Parties and that Defendants specifically deny all material allegations of the Complaint. The mutual releases herein are made as a compromise of any and all disputed claims, expenses, and/or controversies that could arise between the Parties related in any manner to the Complaint, and to avoid the further expense of litigation, and to terminate any and all claims and controversies among the Parties, whether known or unknown, of any nature whatsoever, related in any manner to the Complaint.

7. Confidentiality. Except as required by law, the terms of this Agreement, the negotiations that led up to it, and all other communications that took place between the Parties concerning the settlement are and shall remain confidential and shall not be disclosed to any person or entity not a Party to the Agreement. The terms of this Agreement may, however, be disclosed to attorneys, partners, agents, officers, directors, members, shareholders, affiliates, assignees, auditors, accountants, advisors, insurers, or reinsurers of any Party. The terms of this Agreement may also be disclosed: (1) for any valid business purpose (2) for any valid litigation purpose, including but not limited to disclosing the terms of the Agreement to Innovate 2 Corp. and/or Leo Capital Holdings LLC, including representatives and/or lawyers thereof, and/or (3) to enforce this Agreement or as otherwise compelled against a Party by legal process after reasonable notice to the other Party.

8. Third Party Service of Process. If any Party is required by interrogatory, subpoena, civil investigatory demand, or any similar process relating to any legal proceeding, investigation, or hearing, or otherwise to disclose the terms of this Agreement, he, she, or it will, before disclosing any such information: (i) provide all other Parties prompt notice of the interrogatory, subpoena, demand, or similar process (to mean no longer than two (2) business days after receipt) so any other Party may seek a protective order or other appropriate remedy precluding disclosure; and (ii) exercise reasonable efforts to cooperate with the objecting Party in pursuing any such course of action. In the event that such a protective order or other remedy is not obtained, the recipient of the interrogatory, subpoena, demand, or similar process may furnish only such information about the terms of this Agreement as he, she, or it is legally required to provide and must exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded to any such information he, she, or it is compelled to disclose.

10. Motorsport Non-Payment Breach. If Motorsport fails to satisfy its obligations pursuant to paragraph 1 (titled, “Settlement Payment”), Motorsport shall immediately become liable to pay Plaintiff an amount equal to $1,100,000 minus any payments by Motorsport made pursuant to this Agreement (the “Default Amount”), and interest shall be accrued upon and added to the Default Amount at a rate of 2% of the Default Amount for each month or portion of any month that any amount of the Default Amount remains outstanding. For the avoidance of doubt, if Motorsport becomes liable to pay the Default Amount, its obligation to pay the Default Amount (along with interest upon that amount as stated in this paragraph) and liability for the Default Amount (along with interest upon that amount as stated in this paragraph), shall replace its obligation to make payments pursuant to Paragraph 1.

11. Clawback Provision. If any payment made by Motorsport pursuant to, or arising out of, this Agreement are clawed back, voided, set aside, or otherwise made ineffective pursuant to any claim or allegation that the payment was a fraudulent conveyance, an avoidable transfer pursuant to law governing bankruptcy or the relationships between debtors and creditors, or in any way arguing Motorsport’s transfer was improper, Motorsport shall immediately become liable to pay Plaintiff an amount equal to the payed amount that was clawed back, voided, set aside, or otherwise made ineffective (the “Clawed Back Amount”), and interest shall be accrued upon and added to the Default Amount at a rate of 2% of the Clawed Back Amount for each month or portion of any month that any amount of the Clawed Back Amount remains outstanding.

12. Additional Plaintiff’s Counsel Representation and Covenant. Labaton represents and agrees that it: (i) does not currently represent any party it knows to have been an 704Games stockholder, other than Plaintiff; (ii) does not intend to file any other lawsuit asserting claims by reason of, arising out of, relating to or in connection with the allegations, conduct, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, set forth, referred to, or otherwise related, directly or indirectly, to those alleged in the Complaint; and (iii) will not solicit or encourage any other former 704Games stockholder to file such a lawsuit.

13. Governing Law, Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of Delaware without regard to conflicts of laws principles.

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14. Confession of Judgment. In addition to any other remedies Plaintiff may possess, Motorsport knowingly, voluntarily and intentionally authorizes any attorney to appear on behalf of Plaintiff, from time to time, in any court of record possessing jurisdiction over this Agreement and to waive issuance and service of process and to confess judgment in favor of Plaintiff against Motorsport, for the unpaid amount due under this Agreement by Motorsport, including any, accrued interest, accrued charges, reasonable attorney fees and court costs and such other amount due under this Agreement.

15. Dispute Resolution. With the exception of any action pursuant to Paragraph 14, any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the state of Delaware before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court. Judgment on the award may be entered in any court having jurisdiction. All parties consent to the jurisdiction of such arbitration and to the jurisdiction of state or federal court within the United States for purposes of entering, enforcing, perfecting, or otherwise procuring payment upon any award or resolution provided for through such arbitration.

16. Representation by Counsel. The Parties acknowledge that they are represented by, or had the opportunity to be represented by, independent legal counsel of their choice in connection with the negotiation and execution of this Agreement, and that they are fully informed as to the meaning and intent of this Agreement, and have been advised by independent counsel of his, her, or its choosing in that regard.

17. Authorship. The Parties agree that this Agreement reflects the joint drafting efforts of all Parties. In the event any dispute, disagreement, or controversy arises regarding this Agreement, the Parties shall be considered joint authors, and no provisions shall be interpreted against any Party because of authorship.

18. Notices. Any notices to be furnished hereunder shall be provided by both e-mail and Federal Express as follows:

To the Plaintiff and/or to Labaton:

David J. Schwartz

Carol C. Villegas

LABATON SUCHAROW LLP

140 Broadway New York, NY 10005

dschwartz@labaton.com

cvillegas@labaton.com

To Defendants:

George Kostolampros

Benjamin E. Horowitz

VENABLE LLP

600 Massachusetts Avenue, NW

Washington, DC 20001

19. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one Agreement.

20. Severability. No determination by any court, governmental body, arbitration, or other judicial body that any provision of this Agreement or any amendment hereto is invalid or unenforceable in any instance shall affect the validity or enforceability of any other provision of this Agreement. Each provision shall be valid and enforceable to the fullest extent permitted by, and shall be construed where and whenever possible as being consistent with, applicable law.

21. Entire Agreement – Complete Understanding. This Agreement constitutes the full, final, entire, and complete understanding and agreement between the Parties hereto relating to the subject matter hereof and may not be modified, changed, contradicted, added to, or altered in any way by any previous or concurrent written or oral agreements, promises, representations, warranties, understandings, and/or negotiations, or any subsequent oral agreements, as all such shall be superseded hereby. All prior negotiations, oral or written, are merged in this Agreement. All modifications and amendments to this Agreement must be made in writing and signed by each and all of the Parties hereto. The Parties acknowledge that they have not, and that their agents or counsel have not, made any promise, representation, or warranty, express or implied, not contained herein concerning the subject hereto, to induce any Party to execute this Agreement and acknowledge and warrant that they are not executing this Agreement in reliance on any promise, representation, or warranty not contained herein. The requirement of writing cannot be waived by the Parties, other than in a written document executed by all Parties hereto.

22.Mutual Warranties and Representations. The Parties hereto warrant and represent to the others that they have read this Agreement carefully before signing. They have executed this Agreement voluntarily and with full knowledge and understanding of the contents of this Agreement and intending to be legally bound thereby.

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Intending to the legally bound, the Parties have hereby executed this twelve (12) page Settlement Agreement (including signature pages).

CONTINENTAL GENERAL INSURANCE COMPANY

By:	/s/ Michael Gorzynski
Print Name:	Michael Gorzynski
Date:	1/10/2023

LABATON SUCHAROW LLP

By:	/s/ Carol Villegas
Print Name:	Carol Villegas
Date:	1/11/2023

MOTORSPORT GAMES INC. (F/K/A MOTORSPORT GAMES US LLC)

/s/ Dmitry Kozko
Date:	1/10/2023

MIKE ZOI

/s/ Mike Zoi
Date:	1/10/2023

JONATHAN NEW

/s/ Jonathan New
Date:	1/10/2023

DMITRY KOZKO

/s/ Dmitry Kozko
Date:	1/10/2023

ALEX ROTHBERT

/s/ Alex Rothbert
Date:	1/10/2023

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